Exhibit 99.1

News Release (Williams Logo)

NYSE: WMB

Date: September 3, 2004

Williams Announces Expiration of Cash Tender Offer

TULSA, Okla. – Williams (NYSE:WMB) today announced the expiration, as of 5 p.m. Eastern on

Sept. 2, 2004, of its cash tender offer and related consent solicitation relating to its 8 5/8 percent Senior Notes due 2010.

As of the expiration of the tender offer, approximately $793 million aggregate principal amount of notes, or approximately 99 percent, were validly tendered.

Williams has accepted for payment all notes validly tendered and not validly withdrawn pursuant to the tender offer.

In conjunction with the tendered notes and related consents, Williams paid premiums of approximately $135 million. As a result of the premiums, as well as related fees and expenses, Williams expects to record a pre-tax charge to earnings of approximately $155 million in the third quarter.

Williams retained Citigroup Global Markets Inc. to serve as the lead dealer manager and solicitation agent. Banc of America Securities LLC, J.P. Morgan Securities Inc., and Lehman Brothers Inc. served as the co-dealer managers and solicitation agents. Global Bondholder Services Corporation served as the information agent for the tender offer.

About Williams (NYSE:WMB)
Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. Williams’ gas wells, pipelines and midstream facilities are concentrated in the Northwest, Rocky Mountains, Gulf Coast and Eastern Seaboard. More information is available at www.williams.com.

Contact:	Kelly Swan

Williams (media relations)

(918) 573-6932

Richard George

Williams (investor relations)

(918) 573-3679

Courtney Baugher

Williams (investor relations)

(918) 573-5768

# # #

Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.